Exhibit 10.5

CONFIDENTIAL EMPLOYMENT AGREEMENT

THIS CONFIDENTIAL EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into on May 1, 2009 (the “Effective Date”) by and between Santander Consumer USA Inc. (“SCU”), and Jason A. Kulas (“Employee”).

WHEREAS, SCU wishes to employ Employee as Chief Financial Officer, as of the Effective Date, pursuant to the terms and conditions set forth below; and

WHEREAS, Employee is likewise desirous of obtaining employment with SCU as of the Effective Date, pursuant to the terms and conditions set forth below:

NOW, THEREFORE, in consideration of the foregoing premises, the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, SCU and Employee agrees as follows:

1. Term. The term of this Agreement will commence on the Effective Date and unless terminated by SCU or Employee pursuant to Section 8 hereof, will continue through and until the third (3rd) anniversary of the Effective Date; provided, that such employment will be automatically renewed for one (1) additional year on the third anniversary of the Effective Date and each anniversary thereafter, unless either party provides written notice to the other party no less than three (3) months prior to the date of any such extension of its intention not to extend the term of employment. The period beginning on the Effective Date until the latter of the 3rd anniversary of the Effective Date or the end of any subsequent extension or Employee’s employment pursuant to this Agreement shall hereinafter be referred to as the “Term”, notwithstanding any early termination pursuant to Section 8 or otherwise.

2. Duties. Employee shall hold the position of and serve as Chief Financial Officer. During Employee’s term of employment with SCU, Employee agrees to devote Employee’s time, attention and energies to Employee’s position subject to the direction and control of SCU, and shall to the best of Employee’s ability make every effort to perform and fulfill the responsibilities of that position. Additionally, Employee agrees to perform all additional responsibilities for SCU and its subsidiaries that are reasonably within Employee’s purview that SCU may assign to him from time to time. Throughout the Term, Employee agrees to comply with Santander Group’s General Code of Conduct and SCU’s Business Conduct Statement.

3. Compensation.

(a) Base Salary. For all the services rendered by Employee in any capacity under this Agreement, SCU agrees to pay Employee $             a month in base salary (as may be amended from time to time “Salary”), less applicable deductions and withholding taxes, payable to Employee on a bi-weekly basis, or otherwise in accordance in accordance with SCU’s payroll practices as they may exist from time to time.

(b) Annual Attainment Bonus. In addition to Employee’s Salary, Employee will be eligible to receive bonus compensation (the “Base Bonus”) in accordance with SCU’s Executive Compensation and Bonus Program, as previously communicated to Employee on February 14, 2007 and as may be amended from time to time (the “ECBP”).

(c) Current Deferred Bonus. In addition to Employee’s Salary and Base Bonus, Employee will be eligible to receive Employee’s current deferred attainment bonus (“Current Deferred Bonus”), in accordance with the ECBP.

(d) Additional Deferred Bonus. In addition to Employees Salary, Base Bonus and Current Deferred Bonus, Employee will be eligible to receive additional deferred bonus compensation available to SCU’s senior executives in accordance with applicable plans (“Additional Deferred Bonus”).

(e) Incentive Plans. Employee will also be entitled to participate in the current Grupo Santander Long Term Incentive Plan (“LTIP”) and in any other incentive programs that may be available for SCU’s senior executives.

(f) Car Allowance. During the Term of this Agreement, Employee will also be eligible to receive the fixed amount of $369.23 (with no gross-up), on a bi-weekly basis to cover all related auto expenses.

4. Benefits. Employee shall be entitled to participate in such vacation, medical, dental, life insurance, long-term disability, 401(k), long-term incentive and other plans SCU may have or establish from time to time and which Employee would be entitled to participate under the terms of the plan. This provision, however, will not be construed to either require SCU to establish any welfare, compensation or long term incentive plans, or to prevent the modification or termination of any plan once established, and no action or inaction with respect to any plan will affect this Agreement

5. Business Expenses. During Employee’s employment under this Agreement, SCU shall reimburse Employee for such reasonable travel and other expenses incurred in the performance of Employee’s duties consistent with SCU’s then applicable expense reimbursement policies for SCU’s executives at comparable position levels. In addition, Company shall pay or reimburse Employee, if applicable for such amounts that are reasonable and necessary in order for Employee to maintain professional standing, accreditation, licensure, and the like, including but not limited to, license fees, association dues, insurance, professional and/or occupational tax(es), professional organization dues, continuing education, and the like.

6. Non-Competition, Confidential Information, Etc.

(a) Non-Competition. Employee agrees this Employee’s employment with SCU is on an exclusive basis and that, while employed by SCU, Employee shall not engage in any other business activity which is in conflict with Employee’s duties and obligations (including Employee’s commitment of time) under this Agreement. Employee agrees that, during the Non-Compete Period (defined below), Employee shall not, without the express written approval of SCU, directly or indirectly engage in or participate as an owner, partner, stockholder, officer, employee, director, agent of or consultant for any SCU Competitor (defined below) and shall perform no services for a SCU Competitor similar to any services performed for SCU; provided, however, that this provision will not prevent Employee from investing as less than a 1% stockholder in the securities of any company listed on a national securities exchange or quoted on an automated quotation system, provided such investments are made in compliance with Santander Group’s Code of Conduct in Securities Markets. The Non-Compete Period will cover the entire Term plus any period after the Term for which Employee receives compensation pursuant to Section hereof. A SCU Competitor is any business entity that engages in direct or indirect consumer financing or any other business that SCU develops as part of its business activity during the Term. In every case, the good faith judgment of SCU will be conclusive as to whether a business entity constitutes a SCU Competitor. Employee agrees that this non-compete covenant is ancillary to an otherwise enforceable agreement, including, but not limited to, the confidentiality covenant and the payment provision in Section 3 above.

(b) Confidential Information. Employee agrees that, during the Term and at any time thereafter, (i) Employee shall not (a) use Confidential Information (defined below) for any purpose other than the duly authorized business of SCU conducted in the course of Employees employment at

SCU or, (b) disclose to any third party any Confidential Information; and (ii) Employee shall comply with any and all confidentiality obligations of SCU to a third party, whether arising under a written agreement or otherwise. As used in this Agreement, Confidential Information means business information, technological information, intellectual property, trade secrets and other information belonging to Drove or any of its affiliated companies or relating to SCU’s business, technology, customers, clients or vendors, including, without limitation, any written (including electronic form) or oral communication incorporating Confidential Information in ant way. Information will not be deemed Confidential Information which (a) is or becomes generally available to the public other than as a result of disclosure by Employee or at Employee’s direction or by any other person who directly or indirectly receives such information from Employee, or (b) is or becomes available to Employee on a non-confidential basis from a source that is entitled to disclose it to Employee.

(c) No Employee Solicitation. Employee agrees that, during Term and for one year thereafter, Employee shall not, directly or indirectly engage, employ or solicit the employment or consulting services of any person who is then or has been within six (6) months prior to the time of such action, an employee of SCU or any of its affiliated companies.

(d) SCU Ownership. Any and all material eligible for copyright or trademark protection and any and all inventions, discoveries, ideas, processes and programs, whether or not patentable, in any case solely or jointly conceived, developed or discovered by Employee during Employee’s employment with SCU and that are within the scope of Employee’s position and inherent duties and which may be directly or indirectly useful in the business of SCU will be the sole property of SCU. Any works of authorship or other materials that are within the scope of Employee’s position and inherent duties and which may be directly or indirectly useful in the business of SCU will be works-made-for-hire pursuant to 17 U.S.C., Section 201 (the Copyright Act). SCU will be deemed the sole owner throughout the universe of any and all rights of every nature in and to such works (including, without limitation, any copyrights, patents, trademarks and trade secrets), whether such rights are now known or hereafter defined or discovered, with the right to use the works in perpetuity in any manner SCU determines in its sole discretion without any further payment to Employee. If, for any reason, any of such results and proceeds are not legally deemed a work-made-for-hire and/or there are any rights in such results and proceeds that do not accrue to SCU, then Employee hereby irrevocably assigns and agrees to assign any and all of Employee’s rights, title and interest thereto, including, without limitation,, any and all copyrights, patents, trademarks, trade secrets, and/or other rights of every nature in the work, whether known or hereafter defined or discovered, and SCU will have the right to use the work in perpetuity in any manner SCU determines in its sole discretion without any further payment to Employee. Employee shall, as may be requested by SCU from time to time do any and all things that SCU may deem useful or desirable to establish or document SCU’s rights in any such results and proceeds. If Employee is unavailable or unwilling to execute such documents, Employee hereby irrevocably designates the Chief Executive officer of SCU or Employee’s designee as Employee’s attorney-in-fact with the power to execute such documents on Employee’s behalf. To the extent Employee has any rights in the results and proceeds of Employee’s services under this Agreement that cannot be assigned as described above, Employee unconditionally and irrevocably waives the enforcement of such rights, This Section 6(d) is subject to, and does not limit, restrict, or constitute a waiver by SCU or any of its affiliated companies of any ownership rights to which SCU or any of its affiliated companies may be entitled by operation of law by virtue of being the employer of Employee.

(e) Litigation. Employee agrees that, during the Term and the pendency of any litigation or other proceeding, and at any time thereafter, (i) Employee shall not communicate with anyone (other than Employee’s own attorneys or tax advisors), except to the extent necessary in the performance of Employee’s duties under this Agreement, with respect to the facts or subject matter of any pending or potential litigation, or regulatory or administrative proceeding involving SCU or any of its affiliated companies, other than any litigation or other proceeding in which Employee is a party-in-opposition, without giving prior notice to SCU or SCU’s counsel; and (ii) in the event that any other party attempts to obtain information or documents from Employee with respect to matters possibly related to such litigation or other proceeding, Employee shall promptly notify SCU’s counsel before providing such information or documents.

(f) Return of Property. All documents, data, recordings, or other property, whether tangible or intangible, including all information stored in any form, obtained or prepared by or for Employee and utilized by Employee in the course of employment with SCU or any of its affiliated companies, will remain the exclusive property of SCU. In the event of the termination of Employee’s employment for any reason, SCU reserves the right, to the extent permitted by law and in addition to any other remedy SCU may have, to deduct from any monies otherwise payable to Employee the following: (i) all amounts Employee may owe SCU or any of its affiliated companies at the time of or subsequent to the termination of Employee’s employment with SCU, and (ii) the value of SCU property that Employee retains in Employee’s possession after the termination of Employee’s employment with SCU. In the event that the law of any state or other jurisdiction requires the consent of any employee for such deductions, this Agreement will serve as such consent.

(g) Non-Disparagement. Employee agrees that, during the Term and at any time thereafter, Employee shall not, in any communications with the press or other media or any customer, client or supplier of SCU, or any of its affiliated companies, criticize, ridicule or make any statement that disparages or is derogatory of SCU or any of its affiliated companies or any of their respective directors or officers.

(h) Injunctive Relief. Employee acknowledges and agrees that any violation of Sections 6(a) through (h) of this Agreement will result in irreparable damage to SCU, and, accordingly, SCU shall be entitled to obtain injunctive relief and other equitable relief for any breach or threatened breach of such Sections, in addition to any other remedies available to SCU.

(i) Survival; Modification of Terms. Employee’s obligations under Sections 6(a) through (i) will remain in force and effect for the entire period provided therein notwithstanding the termination of Employee’s employment for any reason or the expiration of the Term, Employee and SCU agree that the restrictions and remedies contained in paragraphs 6(a) through (i) are reasonable and that it is Employee’s intention and the intention of SCU that such restrictions and remedies will be enforceable to the full extent permissible by law. If a court of competent jurisdiction will find that any such restriction or remedy is unenforceable but would be enforceable if some part were deleted or the period or area of application reduced, then such restriction or remedy will apply with the modification necessary to make it enforceable.

7. Disability. If Employee becomes “disabled” within the meaning of such term under SCU’s company-paid Salary Continuation program and its company-paid Long Term and Individual Disability Insurance program during the Term (such condition is referred to as a “Disability”), Employee will receive compensation under the Salary Continuation program for the first 13 weeks of consecutive absence in accordance with its terms. Notwithstanding the foregoing, in the event that Employee is not yet eligible (due to Employee’s tenure or lack thereof) to receive compensations under the Salary Continuation program, Employee shall receive Employee’s salary for a period of nine (9) months in lieu of such compensation under the Salary Continuation Program. Thereafter, Employee will be eligible to receive benefits under the Long Term and Individual Disability Insurance program in accordance each policy’s terms. If Employee has not returned to work by December 31st of a calendar year during the Term, Employee will receive Base Bonus compensation for the calendar year(s) during the Term in which Employee received compensation under the Salary Continuation program determined as follows:

(i) for the portion of the calendar year from January 1st until the date on which Employee first receives compensation under the Salary Continuation program, Base Bonus compensation will be determined in accordance with the ECBP and prorated for such period; and

(ii) for any subsequent portion of the calendar year and any portion of the following calendar year in which Employee receives compensation under the ECBP, Base Bonus compensation will be in an amount based on the ECBP and prorated for such period(s).

Employee will not receive Base Bonus compensation for any portion of the calendar year(s) during the Term while Employee receives compensation and benefits under the Long Term and Individual Disability Insurance program. For the periods that Employee received compensation and benefits under the Salary Continuation and Individual Disability Insurance programs, such compensation and benefits and the Base Bonus compensation provided under this Section 7 are in lieu of Salary and Base Bonus under Sections 3(a) and (b). Notwithstanding anything to the contrary in this Agreement, the Term of this Agreement will not automatically extend in the event Employee is receiving benefits under the Salary Continuation, Long Term and Individual Disability Insurance programs.

8. Termination.

(a) Termination for Cause. SCU may, at its option, terminate Employee’s employment under this Agreement forthwith for Cause (defined below) and thereafter will have no further obligations under this Agreement, including, without limitation, any obligation to pay Salary or bonus or provide benefits. Cause will mean: (i) dishonesty; (ii) embezzlement, fraud, or other conduct which would constitute a felony; (iii) unauthorized disclosure of Confidential Information; (iv) Employee’s failure to obey a material lawful directive that is appropriate to Employee’s position from and executive(s) in Employee’s reporting line; (v) Employee’s material breach of this Agreement; or (vi) Employee’s failure (except in the event of Employee’s disability) or refusal to substantially perform Employee’s material obligations under this Agreement.

(b) Termination Without Cause. SCU may terminate Employee’s employment under this Agreement without Cause at any time during the Term by written notice to Employee.

(c) Termination Payments/Benefits. In the event (x) that Employee is terminated under Paragraph 8(b) above, or (y) Employee elects to resign Employee’s employment because of a reduction in Employee’s Salary or Base Bonus level, other than as a result of termination for Cause or as a result of Employee’s permanent disability, (subparagraphs (c)(x) and (c)(y) are each referred to herein as a “Change Event”), notwithstanding anything to the contrary contained in any other document or agreement (including the ECPB) Employee will receive, less applicable withholding and deductions, and conditioned on Employee’s execution of a General Release and Waiver of Claims substantially in the form attached hereto as an Addendum:

(i) Employee’s Salary as in effect on the date of the Change Event through the date of the Change Event;

(ii) Employee’s Salary, as in effect on the date of the Change Event, for the greater of (x) 12 months or (y) the balance of the Term, payable to Employee on a bi-weekly basis, or otherwise in accordance in accordance with SCU’s payroll practices as they may exist from time to time;

(iii) Employee’s Base Bonus for the calendar year in which such Change Event occurred (not pro-rated), payable by the end of the first quarter of the following year.

(iv) Current Deferred Bonus compensation, calculated by multiplying the sum of Base Bonus payments earned by Employee through the date of the Change Event and multiplying the sum by 50%. This amount will then be divided into two equal payments and distributed pursuant to the timeline provided in the ECBP.

(v) Additional Deferred Bonus compensation (i.e. based on Base Bonus payments earned by Employee), distributed pursuant to the timelines contained in such plans.

(vi) vesting and (if applicable) payment or distribution of shares or other equity or equity-related awards under the LTIP and in any other applicable incentive programs in accordance with their regulations.

(vii) medical and dental insurance coverage provided under COBRA at no cost to Employee (except as hereafter described) pursuant to SCU’s then-current benefit plans for the greater of (x) 12 months or (y) the balance of the Term, or, if earlier, the date upon which Employee becomes eligible for medical and dental coverage from a third party; provided, that, during the period that SCU provides Employee with this coverage, an amount equal to the applicable COBRA premiums (or such other amount as may be required by law) will be included in Employee’s income for tax purposes to the extent required by law and SCU may withhold taxes from employee’s compensation for this purpose; and provided, further, that Employee may elect to continue medical and dental insurance under COBRA at Employee’s own expense for the balance, if any, of the period required by law;

(viii) life insurance coverage for the greater of (x) 12 months or (y) the balance of the Term, pursuant to SCU’s then-current policy in the amount then furnished to SCU’s employees at no cost (the amount of such coverage will be reduced by the amount of life insurance coverage furnished to Employee at no cost by a third party employer). Group term life insurance taxes will be included in Employee’s income for tax purposes to the extent required by law and SCU may withhold taxes from Employee’s compensation for this purpose; and

(ix) other payments, entitlements or benefits, if any, in accordance with applicable plans, programs, arrangements or other agreements.

(d) Termination by Employee. Employee may terminate this Agreement by providing 60-calendar days’ written notice to SCU. Upon receipt of Employee’s 60 day notice of termination, SCU may, at its option, accept the notice immediately and pay Employee Base Salary through the 60-day notice period.

(e) Good Reason Termination. Notwithstanding anything in this Agreement to the contrary, SCU may terminate Employee’s employment under this Agreement for “Good Reason” at any time during the Term by written notice to Employee. “Good Reason” means termination of Employee by SCU if in the reasonable opinion of Tom Dundon in his capacity as the Chief Executive officer of SCU, Employee has not met the expectations or fulfilled the responsibilities required of Employee’s position. If Employee is terminated for Good Reason under this Paragraph 8(e) Employee will receive as Employee’s sole and exclusive remedy and in lieu of any Salary or bonus payments under this Agreement or otherwise, and conditioned on Employee’s execution of a General Release and Waiver of Claims substantially in the form attached hereto as an Addendum: (i) Employee’s Salary, as in effect on the date of such termination, for one (1) year, less applicable withholding and deductions, payable in a single cash lump sum payment within 30 days following termination; (ii) Employee’s Base Bonus for the calendar year in which such termination occurred (not pro-rated), payable by the end of the first quarter of the following year and (ii) medical and dental insurance coverage provided under COBRA at no cost to Employee pursuant to SCU’s then-current benefit plans for twelve (12) months year after termination or, if earlier, the date upon which Employee becomes eligible for medical and dental coverage from a third party (provided, that, during the period that SCU provides Employee with this coverage, as may be required by law, will be included in Employee’s income for tax and SCU may withhold taxes from employee’s compensation for this purpose). If during the term of this Agreement, Tom Dundon in no longer the Chief Executive officer of SCU, this Section 8(e) shall be deemed terminated and of no further force and effect

(f) Termination of Benefits. Except as otherwise provided in this Agreement, participation in all SCU benefit plans and programs (including, without limitation, vacation accrual, the 401(k) plan, Individual Disability Insurance and accidental death and dismemberment and business travel and accident insurance or such other independently managed benefit plan that may exist from time to time) will terminate upon the termination of Employee’s employment except to the extent otherwise expressly provided in such plans or programs and subject to any vested rights Employee may have under the terms of such plans or programs.

(g) Resignation from Official Positions. If Employee’s employment with SCU terminates for any reason, Employee will be deemed to have resigned at that time from any and all officer, director or committee positions that Employee may have held with SCU or any of its then-current or previously affiliated companies and all board and committee seats or other positions in other entities Employee held on behalf of SCU. If for any reason this Section 8(g) is deemed insufficient to effectuate such resignation, Employee agrees to execute, upon SCU’s request, any documents or instruments that SCU deems necessary to effectuate such resignation(s), and Employee hereby authorizes the Secretary of SCU (or any Assistant Secretary) to execute any such documents or instruments as Employee’s attorney-in-fact.

9. Death. In the event of Employee’s death prior to the end of the Term hereof while actively employed, Employee’s beneficiary or estate will receive (i) Employee’s Salary through the end of the month in which the death occurs; (ii) Employee’s Salary, as in effect on the date of death for 12 months payable on a bi-weekly basis, or otherwise in accordance in accordance with SCU’s payroll practices as they may exist from time to time, (iii) any Base Bonus earned in the prior year but not yet paid; (iv) Base Bonus compensation for the calendar year in which the death occurs (not prorated), payable by the end of the first quarter of the following year; (v) Current Deferred Bonus compensation calculated by multiplying the sum of Base Bonus payments earned by Employee through the date of Employee’s death and multiplying the sum by 50%, distributed pursuant to the ECBP; (vi) Additional Deferred Bonus compensation (i.e. based on Base Bonus payments earned by Employee), distributed pursuant to the timelines contained in such plans; and (vii) medical and dental insurance coverage for Employee’s dependents pursuant to SCU’s then-current benefit plans for the greater of (x) 12 months or (y) the balance of the Term.

10. Equal Opportunity Employer. Employee recognizes that SCU is an equal opportunity employer. Employee agrees that he with comply with SCU policies regarding employment practices and with applicable federal, state and local laws prohibiting discrimination on the basis of race, color, sex, religion, national origin, citizenship, age, marital status, sexual orientation, disability or veteran status.

11. Adherence to Rules. At all times during Employee’s employment with SCU, Employee agrees to adhere to, sign, acknowledge, and obey all the rules, regulations, handbooks, covenants, and policies, now in effect or as subsequently modified, governing the conduct of employees of SCU

12. Notices. All notices required or otherwise given by either party to the other under this Agreement must be in writing and will be deemed to have been duly given when delivered personally to Employee or to SCU, as they may be appropriate, or when deposited in the United States mail, with registered or certified postage prepaid, addressed as follows:

SCU:	President and CEO
8585 N. Stemmons Frwy.
Suite 1100-North
Dallas, Texas 75247

with a copy to:	Chief Legal Officer and General Counsel
8585 N. Stemmons Frwy.
Suite 1100-North
Dallas, Texas 75247

Employee:	Jason A. Kulas
6834 Lakewood Boulevard
Dallas, Texas 75214

13. Assignment. This Agreement is for the personal services by Employee and may not be assigned by Employee or SCU except that SCU may assign this Agreement to any affiliated company of or any successor in interest to SCU.

14. TEXAS LAW AND JURISDICTION. THIS AGREEMENT AND ANY AMENDMENTS HERETO AND ALL MATTERS OUT OF OR RELATING TO EMPLOYEE’S SCU EMPLOYMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PROVISIONS THEREOF. ANY ACTION TO ENFORCE THIS AGREEMENT MUST BE BROUGHT SOLELY IN THE STATE OR FEDERAL COURTS LOCATED IN THE CITY OF DALLAS, TEXAS.

15. Advice of Counsel. Employee (i) has been advised to consult with an attorney of Employee’s choice prior to executing this Agreement; (ii) acknowledges that he is fully advised as to the meaning and finality of this Agreement,; and (iii) has knowingly and voluntarily entered into to it, and intends to be bound by it.

16. No Implied Contract. The parties intend to be bound only upon execution of a written agreement and no negotiation, exchange of draft or partial performance will be deemed to imply an agreement. Neither the continuation of employment nor any other conduct will be deemed to imply a continuing agreement upon the expiration of the Term.

17. Entire Understanding. This Agreement contains the entire understanding of the parties hereto relating to the subject matter contained herein, and can be changed only by a writing signed by both parties.

18. Void Provisions. If any provision of this Agreement is found by a court or tribunal of competent jurisdiction to be partially or wholly invalid or unenforceable, the remainder of this Agreement will be enforceable and binding on the parties, and the invalid or unenforceable provision will be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable. If such provision cannot under any circumstance be so modified or restricted, it will be excised from this Agreement without affecting the validity or enforceability of any of the remaining provisions. The parties agree that any such modification, restriction or excision may be accomplished by their mutual written agreement, or alternatively, by disposition of a court or other tribunal.

19. Supersedes Prior Agreement. This Agreement supersedes and cancels all prior agreements, understandings, and communications (written or oral) between Employee and SCU, any of its affiliated companies, or their respective shareholders, directors, officers, employees, agents or attorneys, with respect to the period covered by the Term of this Agreement.

20. Failure of Enforcement. The failure of either party hereto to require the performance of any provision of this Agreement shall in no way affect the rights of such party to enforce the same in the future, nor shall the waiver by either party hereto of any breach, violation, or threatened breach or violation of any provision of this Agreement be construed as a waiver of any subsequent breach, violation, or threatened breach or violation of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first written above

SCU:

SANTANDER CONSUMER USA INC.,

By:	/s/ Tom Dundon
Tom Dundon,
President and Chief Executive Officer

EMPLOYEE:

/s/ Jason A. Kulas
Jason A. Kulas

ADDENDUM

GENERAL RELEASE AND WAIVER OF CLAIMS

a. Release of Claims. As consideration by you, you agree on behalf of yourself, successors and assigns, to release and forever discharge SCU and its subsidiaries, parent and affiliated companies, employees, officers and directors, and their respective assigns, from any and all manner of claims, debts, demands, damages, liabilities and causes of action, whether known or unknown, from the beginning of time, which you, or your successors and assigns, may have had or presently have, relating to or arising out of the employment relationship or the termination of said relationship including, but not limited to, causes of action for libel, slander, breach of contract, impairment of economic opportunity, intentional infliction of emotional distress or any other tort, or claims under federal, state, or local constitutions, statutes, regulations, ordinances or common law, including, but not limited to, the Employee Retirement Income Security Act of 1974; the Civil Rights Acts of 1866, 1871, 1964 and 1991; the Age Discrimination Act of 1990; the Rehabilitation Act of 1973; the Equal Pay Act of 1963; and the Americans with Disabilities Act of 1990. You acknowledge and agree that you have been paid all wages owed to you and that you have received all leave to which you are entitled.

b. Post-Release Claims. You do not waive any rights or claims that may arise after the date this Release is executed.

c. No Admission. Nothing contained in this Release constitutes an admission of liability by SCU concerning any aspect of your employment with or separation from SCU.

d. Confidentiality. You acknowledge that, during the course of the employment relationship, you were privy to confidential and proprietary business information belonging to SCU, the unauthorized disclosure of which could cause serious and irreparable injury to SCU and its affiliates. You agree to hold and safeguard the confidential information in tryst for SCU, its successors and assigns, and agree that you will not, at any time, misappropriate, use for your own advantage, disclose or otherwise make available to anyone who is not an officer of SCU, for any reason, any of the confidential information, regardless of whether the confidential information was developed or prepared by you or others. You agree not to remove any writings containing confidential information from SCU’s premises or possession without SCU’s express written consent. You agree to promptly return to SCU all confidential information in your possession or under your control (whether in original, copy, or disk form). Before disclosing any confidential information under compulsion of legal process, you agree to promptly give notice to SCU of the fact that you have been served with legal process pursuant to which the disclosure of confidential information may be requested. Such notice must be given within sufficient time to permit SCU to intervene in the matter or to take such other actions as may be necessary or appropriate to protect its interests in it confidential information.

e. Cooperation. Subject to reimbursement by SCU of reasonable out-of-pocket travel costs and expenses, you agree to cooperate fully and timely with SCU and its counsel with respect to any matter (including litigation, investigation or governmental proceeding) that relates to matters with which you were involved during the term of your employment with SCU. Such cooperation will include appearing from time to time at the offices of SCU or SCU’s counsel for conferences and interviews and in general providing SCU and its counsel wit the full benefit of your knowledge with respect to any such matter.

CONFIDENTIAL EMPLOYMENT AGREEMENT	PAGE 11

f. Litigation. You agree that, during the pendency of any litigation or other proceeding, and at any time thereafter, (i) you shall not communicate with anyone (other than Employee’s own attorneys or tax advisors) with respect to the facts or subject matter of any pending or potential litigation, or regulatory or administrative proceeding involving SCU or any of its affiliated companies, other than any litigation or other proceeding in which you are a party-in-opposition, without giving prior notice to SCU’s General Counsel; and (ii) in the event that any other party attempts to obtain information or documents from you with respect to matters possibly related to such litigation or other proceeding, you shall promptly notify SCU’s General Counsel.

g. Confidentiality of Release. This Release and the terms hereof are confidential. You agree not to disclose this Release or its provisions to any person other than your attorney or tax advisor.

h. Rights upon Breach. For breach of any provision of this Release, the parties will have such rights and remedies as are customarily available at law or in equity, except that, in ay action or proceeding brought to enforce this Release or to recover damages for its breach, the prevailing party will be entitled to recover, should it substantially prevail in the matter, reasonable attorneys’ fees and litigation expenses. In the event you, or any party acting on your behalf, breach this Release, SCU’s obligations imposed herein will be extinguished and SCU will not be obligated to continue performance under this Release. In such case, you will be required to re-pay SCU all consideration received pursuant to this Release and this Release will act as a complete and total bar to any recovery.

i. Injunctive Relief. The legal remedies for the breach of this Release would not be adequate and, in addition to any remedies available at law, these provisions may be specifically enforced by temporary or permanent injunctive relief or other equitable remedy.

j. TEXAS LAW AND JURISDICTION. THIS RELEASE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PROVISIONS THEREOF. ANY ACTION TO ENFORCE THIS AGREEMENT MUST BE BROUGHT SOLELY IN THE STATE OR FEDERAL COURTS LOCATED IN THE CITY OF DALLAS, TEXAS.

k. Advice of Counsel. You are herein advised to discuss this Release with an attorney of your choice before signing it.

l. No Parol Evidence. This Release represents the full understanding between you and SCU, other than any Employment Agreement signed by you and an officer of SCU and still in effect, and no parol evidence other than the Employment Agreement will be relevant to supplement or explain this Release.

m. Void Provisions. If any provision of this Release is found by a court or tribunal of competent jurisdiction to be partially or wholly invalid or unenforceable, the remainder of this Release will be enforceable and binding on the parties, and the invalid or unenforceable provision will be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable. If such provision cannot under any circumstance be so modified or restricted, it will be excised from this Release without affecting the validity or enforceability of any of the remaining provisions. The parties agree that any such modification, restriction or excision may be accomplished by their mutual written agreement, or alternatively, by disposition of a court or other tribunal.

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n. Headings. The headings of the sections are included solely for convenience. If the headings and the text of this Release conflict, the text will controls.

o. Review. You acknowledge that you have been given a reasonable period of time to review and consider this Release. This Release will become effective and enforceable immediately upon its execution.

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